Exhibit 10.6

INDEMNITY AGREEMENT

THIS AGREEMENT dated for reference the ____ day of _______________, [●].

BETWEEN:

[●], a business person having an address at [●]

(the “Indemnitee”)

AND:

GOLD ROYALTY CORP., a corporation incorporated under the federal laws of Canada and having an address at 1830 - 1030 West Georgia Street, Vancouver, British Columbia V6E 2Y3, Canada

(the “Company”)

WITNESSES THAT WHEREAS:

A.	It is essential to the Company to retain and attract as directors and officers the most capable persons available;

B.	The Indemnitee is a [●] of the Company;

C.	The Company and the Indemnitee recognize the increased risk of litigation and claims being asserted against directors and officers of companies and their subsidiaries; and

D.	In recognition of the Indemnitee’s need for substantial protection against personal liability and in order to enhance the Indemnitee’s continued service to the Company in an effective manner, the Company wishes to provide in this Agreement for the indemnification of the Indemnitee to the fullest extent permitted by law and as set forth in this Agreement.

NOW THEREFORE in consideration of the premises, the respective covenants of the parties herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree as follows:

1.	INTERPRETATION

1.1	Definitions. For the purposes of this Agreement, the following terms shall have the following meanings, respectively:

(a)	“CBCA” means the Canada Business Corporations Act, as may be amended from time to time;

(b)	“Claim” or “Claims” has the meaning ascribed to such term in Subsection 2.1(a) hereof;

(c)	“Costs” has the meaning ascribed to such term in Subsection 2.1(b) hereof;

(d)	“Expense Advance” has the meaning ascribed to such term in Section 2.2 hereof;

(e)	“Indemnifiable Event” has the meaning ascribed to such term in Subsection 2.1(a) hereof;

(f)	“Related Companies” has the meaning ascribed to such term in Subsection 2.1(a) hereof; and

(g)	“Settlement” has the meaning ascribed to such term in Section 7.5 hereof.

1.2	Effective Date. Notwithstanding the date of its execution and delivery, this Agreement shall be conclusively deemed to commence on, and be effective as of, the day upon which the Indemnitee first became or becomes a director or officer of the Company and shall survive and remain in full force and effect after the Indemnitee ceases to be a director or officer of the Company and after the termination of the Indemnitee’s employment with the Company.

2.	INDEMNITY

2.1	Indemnification. Subject to Section 3.1, the Company shall indemnify and save harmless the Indemnitee to the fullest extent permitted by law:

(a)	any and all charges and claims of every nature and kind whatsoever which may be brought, made or advanced by any person, firm, corporation or government, or by any governmental department, body, commission, board, bureau, agency or instrumentality against the Indemnitee, and any and all threatened, pending or completed actions, suits or proceedings, or any inquiries or investigations, whether instituted by the Company or any other person, that the Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, against the Indemnitee, including any and all actions, suits, proceedings, inquiries or investigations in which the Indemnitee was, is, becomes or is threatened to be made a party to or witness or other participant in (each, a “Claim”, or, collectively, “Claims”), by reason of (or arising in part out of) the Indemnitee being a director, officer, trustee, employee, member, manager or agent of the Company, any of the Company’s subsidiaries, or any company, limited liability company, partnership, joint venture, trust or other entity or enterprise related to or affiliated with the Company or which the Indemnitee was serving at the request of the Company as a director, officer, trustee, employee, or agent (collectively, the “Related Companies”), or that arise out of or are in any way connected with the management, operation, activities, affairs or existence of the Company or any of its Related Companies (each, an “Indemnifiable Event”);

(b)	any and all costs, damages, expenses (including legal fees and disbursements on a full indemnity basis), judgements, fines, liabilities, penalties (statutory and otherwise), losses and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such costs, damages, expenses, judgements, fines, liabilities, penalties, losses or amounts paid in settlement) (collectively referred to herein as “Costs”) which the Indemnitee may sustain, incur or be liable for by reason of (or arising in part out of) an Indemnifiable Event whether sustained or incurred by reason of his negligence, default, breach of duty, breach of trust, failure to exercise due diligence or otherwise in relation to the Company or its Related Companies or any of their affairs; and

(c)	in particular, and without in any way limiting the generality of the foregoing, any and all Costs which the Indemnitee may sustain, incur or be liable for as a result of or in connection with the release of or presence in the environment of hazardous substances, contaminants, litter, waste, effluent, refuse, pollutants or deleterious materials and that arise out of or are in any way connected with the management, operation, activities, affairs or existence of the Company or any of its Related Companies.

2.2	Expense Advances. Subject to Section 3.1, the Company shall advance to the Indemnitee the Costs reasonably estimated to be sustained, incurred or suffered by him, in connection with the indemnification set forth in Section 2.1 hereof within two (2) business days of receipt by the Company of a written request for such advance (an “Expense Advance”). The Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined by a court of competent jurisdiction, which determination is not subject to any subsequent appeals, that the Indemnitee is not entitled to be indemnified by the Company as authorized by this Agreement.

2.3	Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee has been successful on the merits or otherwise in the defence of any Claim or in the defence of any charge, issue or matter therein, including the dismissal of a Claim, the Company shall indemnify the Indemnitee against any and all Costs actually and reasonably sustained or incurred by him in connection with the investigation, defence or appeal of such Claim.

2.4	Indemnification for Expense of a Witness. Notwithstanding any other provision of this Agreement, the Company will indemnify the Indemnitee if and whenever he is a witness or participant, or is threatened to be made a witness or participant, to any action, suit, proceeding, hearing, inquiry or investigation to which the Indemnitee is not a party, by reason of the fact that he is or was a trustee, director, officer, employee or agent of the Company or any of its Related Companies or by reason of anything done or not done by him in such capacity, against any and all Costs actually and reasonably sustained or incurred by the Indemnitee or on the Indemnitee’s behalf in connection therewith.

2.5	Indemnification for Expenses in Obtaining Indemnity. The Company shall indemnify the Indemnitee against any and all Costs, and, if requested by the Indemnitee, shall subject to Section 3.1 hereof (within two (2) business days of such request) advance such Costs to the Indemnitee, which are sustained, incurred or suffered by the Indemnitee in connection with any action, suit or proceeding brought by the Indemnitee for: (i) indemnification, or an advance thereof, by the Company under this Agreement, any other agreement or the Articles and By-laws of the Company, as amended; or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether the Indemnitee ultimately is determined to be entitled to such indemnification or insurance recovery, as the case may be.

2.6	Partial Indemnity. If the Indemnitee is entitled under any provisions of this Agreement to indemnification by the Company for some or a portion of the Costs sustained, incurred or suffered by him but not, however, for all of the total amounts thereof, the Company shall nevertheless indemnify the Indemnitee for the portion thereof to which Indemnitee is entitled.

3.	INDEMNITY EXCEPTIONS

3.1	Exceptions to Indemnification. Notwithstanding the provisions of Sections 2.1, 2.2 and 2.5 hereof, the Company shall not be obligated to indemnify or save harmless the Indemnitee against and from any Claim or Costs or make an Expense Advance:

(a)	if, in respect thereof, a court of competent jurisdiction determines, which determination is not subject to any subsequent appeals, that the Indemnitee failed to act honestly and in good faith with a view to the best interests of the Company;

(b)	arising out of any criminal conviction of the Indemnitee if the Indemnitee pleaded guilty or was found guilty by a court of competent jurisdiction, which finding is not subject to any subsequent appeals by the Indemnitee, other than in the case of a criminal proceeding in respect of which the Indemnitee had no reasonable cause to believe that his conduct was unlawful;

(c)	arising out of a determination by a court of competent jurisdiction, which determination is not subject to any subsequent appeals, that: (i) the Indemnitee failed to disclose his interest or conflicts as required under the CBCA; or (ii) the Company is not permitted to indemnify the Indemnitee as provided in Subsection 124(3) of the CBCA;

(d)	in connection with any liability under Section 57.2 of the Securities Act (British Columbia), as amended, for “insider trading” or “tipping” or the equivalent legislation in another applicable jurisdiction or any liability under Section 16(b) of the Securities Exchange Act of 1934, as amended;

(e)	if, in respect thereof, an Expense Advance, or any other advance to the Indemnitee, is prohibited by the Sarbanes-Oxley Act of 2002, as amended, or under United States federal or state securities laws for “insider trading”; or

(f)	in connection with any settlement of a Claim effected without the Company’s written consent.

4.	BURDEN OF PROOF AND PRESUMPTIONS

4.1	Burden of Proof. In connection with any determination by the Company as to whether the Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that the Indemnitee is not so entitled.

4.2	No Presumptions. For purposes of this Agreement, the termination of any Claim, by judgement, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court had determined that indemnification is not permitted by applicable law.

5.	CONTRIBUTION

5.1	If the indemnification provided in this Agreement is unavailable and may not be paid to the Indemnitee for any reason other than statutory limitations set forth in applicable law, then in respect of any Claim in which the Company is jointly liable with the Indemnitee (or would be if joined in such Claim), the Company shall contribute to the amount of Costs actually and reasonably sustained or incurred and paid or payable by the Indemnitee in such proportion as is appropriate to reflect: (i) the relative benefits received by the Company and all officers, trustees, directors or employees of the Company and any of its Related Companies, other than the Indemnitee, who are jointly liable with the Indemnitee (or would be if joined in such Claim) on the one hand, and the Indemnitee, on the other hand, from the transaction from which such Claim arose; and (ii) the relative fault of the Company and all officers, trustees, directors or employees of the Company and any of its Related Companies, other than the Indemnitee, who are jointly liable with the Indemnitee (or would be if joined in such Claim), on the one hand, and of the Indemnitee, on the other, in connection with the events which resulted in such Costs, as well as any other relevant equitable considerations. The relative fault referred to above shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Costs. The Company agrees that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation or any other method of allocation that does not take account of the foregoing equitable considerations.

6.	RESIGNATION

6.1	Nothing in this Agreement shall prevent the Indemnitee from resigning as a director or officer of the Company or any of its Related Companies at any time.

7.	DEFENCE

7.1	Notice to Company. Upon the Indemnitee becoming aware of any pending or threatened Claim, written notice shall be given by or on behalf of the Indemnitee to the Company as soon as is reasonably practicable.

7.2	Investigation by Company. The Company shall conduct such investigation of each Claim as is reasonably necessary in the circumstances, and shall pay all costs of such investigation.

7.3	Defence by Company. The Company shall, upon the written request of the Indemnitee, defend, on behalf of the Indemnitee, any Claim, even if the Claim is groundless, false or fraudulent.

7.4	Appointment of Defence Counsel. The Company shall consult with and accept the reasonable choice of the Indemnitee concerning the appointment of any defence counsel to be engaged by the Company in fulfillment of its obligations to defend a Claim pursuant to Section 7.3 hereof; thereafter the Company shall appoint such counsel.

7.5	Settlement by Company. With respect to a Claim for which the Company is obliged to indemnify the Indemnitee hereunder, the Company may conduct negotiations towards the settlement of a Claim (the “Settlement”) and, with the written consent of the Indemnitee (which the Indemnitee agrees not to unreasonably withhold) the Company may make such Settlement as it deems expedient, provided however that the Indemnitee shall not be required, as part of any proposed settlement of a Claim, to admit liability or agree to indemnify the Company in respect of, or make contribution to, any compensation or other payment for which provision is made under the settlement. The Company shall pay any compensation or other payment for which provision is made by such settlement.

7.6	Failure to Consent to Settlement. With respect to a Claim for which the Company is obliged to indemnify the Indemnitee hereunder, if the Indemnitee fails to give the Indemnitee’s consent to the terms of a proposed Settlement which is otherwise acceptable to the Company and the claimant, the Company may require the Indemnitee to negotiate or defend the Claim independently of the Company and in such event any amount recovered by such claimant in excess of the amount for which Settlement could have been made by the Company, shall not be recoverable under this Indemnity, it being further agreed by the parties that the Company shall only be responsible for legal fees and costs up to the time at which such Settlement could have been made.

7.7	Settlement in Certain Circumstances. The Company, in consultation with the Indemnitee, shall have the right to negotiate a Settlement in respect of any Claim which is founded upon any of the acts specified in Section 3.1. In the event that the Company, in consultation with the Indemnitee, negotiates such Settlement, the Indemnitee shall pay any compensation or other payment for which provision is made under the Settlement and shall not seek indemnity or contribution from the Company in respect of such compensation or payment. The Indemnitee shall pay to the Company, within 60 days of the Company making demand therefor, all fees, costs and expenses (including legal fees and disbursements on a full indemnity basis) which result from the defence of the Claim in respect of which the Settlement was made in connection with any of the acts specified in Section 3.1, including the cost of any investigation undertaken by the Company in connection therewith, to the date the Settlement was made.

8.	GENERAL

8.1	Limitation of Actions. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company or any of its Related Companies against the Indemnitee, the Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company and any of its Related Companies shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitation is otherwise applicable to such cause of action such shorter period shall govern.

8.2	Gender; Plural. In this Agreement wherever the singular or masculine is used it will be construed as if the plural or feminine or neuter, as the case may be, had been used where the context otherwise requires, and a reference to a section by number is a reference to the section so numbered in this Agreement.

8.3	Notices. All notices and other communications required to be given by a party hereunder shall be in writing and shall be deemed to have been duly given: (a) upon delivery, if delivered by hand; (b) one business day after the business day of deposit with an overnight courier, if delivered by overnight courier, freight prepaid; (c) five days after deposit with the applicable postal service, if delivered by first class mail postage prepaid; or (d) one day after the business day of delivery by facsimile transmission, if delivered by facsimile transmission and a facsimile transmission confirmation is obtained in respect thereof, with a copy by first class mail postage prepaid, to the other party at the other party’s address specified above or to the last known facsimile number of such party, as applicable, or at such other address or to such other facsimile number as the other party may have last specified in writing to the party intending to convey the notice or other communication.

8.4	Time. Time shall be of the essence of this Agreement.

8.5	Headings. The headings in this Agreement are inserted for ease of reference only and shall have no effect on the construction or interpretation of this Agreement.

8.6	Governing Law. This Agreement shall be construed, interpreted, governed by and enforced in accordance with the laws of the Province of British Columbia, and the federal laws of Canada applicable therein, applicable to contracts made and to be performed in the Province of British Columbia, without giving effect to the principles of conflicts of laws. Each of the parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Supreme Court of British Columbia, with respect to any matters arising out of this Agreement.

8.7	Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and there are no agreements, representations or warranties, express or implied, which are collateral hereto. This Agreement shall supersede any prior agreement entered into by the parties hereto pertaining to the subject matter provided for herein.

8.8	Non-exclusivity. The rights of the Indemnitee hereunder shall be in addition to any rights the Indemnitee may have under the Articles or By-Laws of the Company, including any amendments thereto or restatements thereof, Section 124 of the CBCA, or otherwise. To the extent that any change(s) in Section 124 of the CBCA (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s Articles or By-Laws, as amended, and this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the benefits so afforded by such change(s).

8.9	Insurance. To the extent the Company maintains an insurance policy or policies providing trustees’, directors’ and officers’ liability insurance, the Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any director or officer of the Company.

8.10	No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment to the Indemnitee in respect of any Costs to the extent the Indemnitee has otherwise received payment under any insurance policy, the Articles or By-Laws of the Company, including any amendments thereto or restatements thereof, any agreement, any vote of shareholders, or otherwise of the amounts otherwise indemnifiable by the Company hereunder.

8.11	Amendments. This Agreement may only be amended by a written agreement signed by both of the parties hereto.

8.12	Waivers. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

8.13	Further Assurances. Each of the parties agrees to promptly do all such further acts, and promptly execute and deliver all such further documents, as may be necessary or advisable for the purpose of giving effect to or carrying out the intent of this Agreement.

8.14	Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, assigns, spouses, heirs, executors and personal and legal representatives. This Agreement shall continue in effect regardless of whether the Indemnitee continues to serve as a director or officer of the Company, any of its Related Companies or of any other enterprise at the Company’s request.

8.15	Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law.

8.16	Subrogation. In the event of payment to the Indemnitee under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee. The Indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

8.17	Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts will constitute one and the same agreement. This Agreement may be executed and transmitted by facsimile transmission and if so executed and transmitted this Agreement will be for all purposes as effective as if the parties had delivered an executed original Agreement.

[Signature page to follow]

IN WITNESS WHEREOF the parties hereto have executed this Agreement, in the case of a corporate party by its duly authorized officer or officers, as of the date first written above.

SIGNED, SEALED AND DELIVERED by [●] in the presence of:	) )
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Signature	)
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Name	)	[●]
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Address	)
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Occupation	)

GOLD ROYALTY CORP.

By:
Name:
Title: